EXHIBIT 10.16

PLX TECHNOLOGY, INC.
2007 VARIABLE COMPENSATION PLAN
(Established as of January 1, 2007)

1.	Introduction. The Company hereby adopts the Plan, effective as of January 1, 2007. The purpose of the Plan is to encourage performance and achieve retention of a select group of executive employees of PLX Technology, Inc. This document constitutes the written instrument under which the Plan is maintained.

2.	Definitions.

                                                  “Cause” means (i) conviction of a felony or a crime of moral turpitude; (ii) misconduct that results in harm to the Company; (iii) material failure to perform assigned duties; or (iv) willful disregard of lawful instructions from the chief executive officer of the Company or the Board of Directors relating to the business of the Company or any of its affiliates.

  “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued with respect thereof.

  “Committee” means the Compensation Committee of the Company’s Board of Directors.

  “Company” means PLX Technology, Inc., a Delaware corporation.

  “Disability” means that a Participant has become disabled as defined in Code Section 409A(a)(2)(C) and any other published interpretive authority, as issued or amended from time to time.1

  “Eligible Employee” means each employee who is eligible for the plan as designated by the Committee as set forth in approved minutes.

  “Operating Income” means the Company’s operating income for 2007, excluding (1) share based compensation, (2) acquisition-related amortization, (3) variable compensation expenses pursuant to the Plan, and (4) any adjustments as deemed necessary by the Committee for 2007.

  “Normal Retirement Age” means age sixty (60).

  “Participant” means each Eligible Employee who is designated from time to time by the Committee in writing.

  “Plan” means the PLX Technology, Inc. 2007 Variable Compensation Plan, as set forth in this document and as hereafter amended.

  “Plan Year” means the calendar year.

  “Retirement” means the termination of employment after Normal Retirement Age.

3.	Variable Compensation Amount.

(a) Calculation of Variable Compensation Amount. Each Participant will receive variable compensation which will comprise a percentage of Operating Income and/or percentage of sales revenues, or some combination thereof. The percentage of the Company’s Operating Income and percentage of sales revenues that is awarded to each Participant as variable compensation shall be as designated by the Committee to the Participant in writing. Notwithstanding the foregoing, the total variable compensation amount awarded to any Participant shall not exceed the Participant’s base pay from the Company for 2007, unless the Committee, in its sole discretion, decides to permit a higher variable compensation amount with respect to such Participant based on the performance and condition of the Company’s business. Also, at any time prior to January 1, 2008, the Committee or the CEO, in his, her, or its sole discretion, may reduce any Participant’s variable compensation.

(b) Interest on Variable Compensation Amount. Interest at the Fed Funds Rate on the date the variable compensation is designated by the Committee shall accrue on the Participant’s unvested and unpaid variable compensation amounts. Subject to the forfeiture provisions in Section 4(c), interest shall be paid in accordance with the vesting schedule established by the committee at the time the variable compensation is designated.

4.	Payment of Variable Compensation.

(a)  Timing and Form of Payment. Subject to Sections 4(b), 4(c), 4(d) and 7, each Participant’s variable compensation shall vest and be paid as follows:

(i)  Sixty percent (60%) of the Participant’s variable compensation shall vest and be paid to the Participant on the last business day in January 2008; and

(ii)  Twenty percent (20%) of the Participant’s variable compensation (i.e. fifty percent (50%) of the variable compensation then remaining) shall vest and be paid to the Participant on the last business day in January, 2009; and

(iii)  Twenty percent (20%) of the Participant’s variable compensation (i.e. one-hundred percent (100%) of the variable compensation then remaining) shall vest and be paid to the Participant on the last business day in January, 2010.

(b)  Distribution in the Event of Retirement, Disability or Termination without Cause. If a Participant terminates employment because of Retirement or Disability, or the Company terminates a Participant’s employment without Cause, the Participant shall be entitled to payment of all of his or her variable compensation according to the schedule in Section 4(a), provided that if termination under these conditions occurs prior to January 1, 2008, the variable compensation amount payable will be the variable compensation amount pursuant to Section 3(a) multiplied by the number of days employee was employed in 2007 by the Company and then divided by 365 days, and all remaining variable compensation amounts for 2007 shall be forfeited.

(c)  Forfeiture. If a Participant terminates his or her employment for any reason other than Retirement, Disability, or termination by the Company without Cause, or if the Participant’s employment is terminated for Cause, he or she shall forfeit all or any portion of his or her entire variable compensation for 2007 (as set forth in Section 3(a)) which is not yet due and payable under the schedule set forth in Section 4(a) as of the date of termination.

(d)  Timing of Distribution to a Beneficiary. If a Participant dies while still employed by the Company or after termination due to Retirement, Disability, or termination by the Company without Cause but before receiving a distribution of all of his or her variable compensation according the schedule in Section 4(a) then the vesting of the Participant’s variable compensation shall be fully accelerated such that one-hundred percent (100%) of the variable compensation will be distributed to his or her beneficiary as a lump sum distribution on the January 31 following the Participant’s death; otherwise, the forfeiture provisions of Section 4(c) shall apply.

(e)  Beneficiary Designation. Each Participant must designate a beneficiary to receive a distribution of his or her variable compensation if the Participant dies before such amount is fully distributed to him or her. To be effective, a beneficiary designation must be signed, dated and delivered to the Committee. In the absence of a valid or effective beneficiary designation, the Participant’s surviving spouse will be his or her beneficiary or, if there is no surviving spouse, the Participant’s estate will be his or her beneficiary. If a married Participant designates anyone other than his or her spouse as his or her beneficiary, such designation will be void unless it is signed and dated by the Participant’s spouse.

5.  Withholding. The Company will withhold from any Plan distribution all required federal, state, local and other taxes and any other payroll deductions that may be required.

6.  Administration. The Plan is administered and interpreted by the Company. The Company has delegated to the Committee certain responsibilities under the Plan. The Committee has the full and exclusive discretion to interpret and administer the Plan. All actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law.

7.  Amendment or Termination. Through December 31, 2007, the Committee, in its sole and unlimited discretion, may amend or terminate the Plan at any time, without prior notice to any Participant. After January 1, 2008, the Committee may amend or terminate the Plan provided that any such amendment does not reduce or increase any benefit to which a Participant has accrued and is otherwise entitled to under the terms of the Plan, nor accelerate the timing of any payment under the Plan. Notwithstanding the foregoing to the contrary, the Company reserves the right to the extent it deems necessary or advisable, in its sole discretion, to unilaterally alter or modify the Plan and any variable compensation awards made thereunder to ensure that the Plan and variable compensation awards provided to Participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A; provided, however, that the Company makes no representations that the Plan or any variable compensation awarded thereunder will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Plan or any variable compensation awarded thereunder. The Plan shall automatically terminate on the date when no Participant (or beneficiary) has any right to or expectation of payment of further benefits under the Plan.

8.  Claims Procedure. Any person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee. If the claim is denied (either in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will describe any additional information needed to support the claim. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) additional days), written notice of the extension will be given within the initial ninety-day period. In the event that the claim relates to a Participant’s benefits payable due to Disability under the Plan, the time periods in this section shall be replaced with a 45 day initial period and a 30 day extension period.

9.  Appeal Procedure. If a claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the Claim. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant will be given written notice of the reason for the delay. In the event that the appeal relates to a Participant’s benefits payable due to Disability under the Plan, the 60 day time period in this section shall be replaced with a 45 day period.

10.  Source of Payments. All payments under the Plan will be paid in cash from the general funds of the Company. No separate fund will be established under the Plan, and the Plan will have no assets. Any right of any person to receive any payment under the Plan is no greater than the right of any other general unsecured creditor of the Company. This Plan shall be binding upon the Company’s successors and assigns.

11.  Inalienability. A Participant’s rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary.

12.  Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.

13.  Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

14.  No Right of Continued Employment. THIS PLAN DOES NOT GIVE ANY PARTICIPANT THE RIGHT TO BE RETAINED AS AN EMPLOYEE. SUBJECT TO THE TERMS OF ANY WRITTEN EMPLOYMENT AGREEMENT TO THE CONTRARY, THE COMPANY SHALL HAVE THE RIGHT TO TERMINATE OR CHANGE THE TERMS OF EMPLOYMENT OF A PARTICIPANT AT ANY TIME AND FOR ANY REASON WHATSOEVER, WITH OR WITHOUT CAUSE.

1 Code Section 409A(a)(2)(C) provides the following definition of “disabled”:

For purposes of subparagraph (A)(ii), a participant shall be considered disabled if the participant—

(i)  is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)  is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

IN WITNESS WHEREOF, PLX Technology, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

PLX TECHNOLOGY, INC.

/s/ Michael J. Salameh
Name: Michael J. Salameh
Title: Chief Executive Officer